Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT is made and entered into this the 30th day of May, 2008 (the “Execution Date”), by and between JOE’S JEANS INC., a Delaware corporation (the “Company”), and MARC B. CROSSMAN (“Executive”).

W I T N E S S E T H:

WHEREAS, Executive and the Company deem it to be in their respective best interests to enter into an agreement providing for the Company’s continued employment of Executive pursuant to the terms herein stated;

NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements contained herein, it is hereby agreed as follows:

1.             Effective Date.  Executive’s employment under this Agreement shall be effective as of the 1st day of December, 2007 (the “Effective Date”).

2.             Position and Duties.

(a)           As of the Effective Date, Executive shall serve as President and Chief Executive Officer for the “Term of Employment” (as herein defined below).  In this capacity, Executive shall devote substantially all of his business time, efforts and attention to the performance of his duties, subject to (b) below.  Executive shall have the duties, responsibilities and authority customarily incident to such offices and positions and to such other services commensurate with such positions as may be agreed to by Executive and the Company’s Board of Directors (the “Board”).  Executive shall in his capacity as an employee and officer of the Company be responsible to and obey the reasonable and lawful directives of the Board consistent with this Agreement and shall report directly to the Board.

(b)           Executive shall devote substantially all of his business time and attention to such duties, except for sick leave, reasonable vacations, and excused leaves of absences as more particularly provided herein, provided that so long as this does not interfere to any substantial extent with Executive’s duties, Executive may manage his personal investments, be involved in charitable and professional activities and serve on for profit boards and advisory committees, provided that nothing in this Section 2(b) shall override Executive’s obligations in Section 7 hereof.  It is hereby acknowledged and agreed that Executive currently serves on the boards of the following entities:  Joe’s Jeans Inc., Regent’s Secret Inc. and Woodford Industries Inc.

(c)           Notwithstanding any provision of this Agreement to the contrary, Executive shall not cause or (to the extent in Executive’s control) allow Company to take any of the following actions unless and until such action has been specifically approved by the Board (in writing or at a Board meeting):

(i)            Make or commit to make any individual capital expenditure having a cost in excess of one hundred thousand dollars ($100,000) or capital expenditures in any year having an aggregate cost that exceeds five hundred thousand dollars ($500,000) except as provided in a Budget approved by the Board;

(ii)           hire or terminate or amend the terms of employment of any officer of the Company, or any employee of the Company earning in excess of two hundred and fifty thousand dollars ($250,000) per year, or enter into any employment or consulting agreements for a term in excess of 365 days.

(iii)          Execute or enter into any contract or purchase order (whether for services, for inventory, supplies or other goods used in Company’s operations or otherwise, but excluding capital expenditures referred to in paragraph (a) above) that obligates Company to pay in excess of two hundred fifty thousand dollars ($250,000) except as provided in a Budget approved by the Board;

(iv)          Make, or cause or permit to be made, any change in the marketing strategy or pricing practices of Company from those previously approved by the Board that could reasonably be expected to have a material effect on Company’s revenues or net income for any calendar quarter or calendar year;

(v)           Acquire the business of any other entity or individual, whether by purchase of assets, acquisition of equity securities, merger or otherwise.

3.             Compensation.

(a)           Base Salary.  The Company shall pay to Executive during the Term of Employment a rate of not less than Four Hundred Twenty-Nine Thousand Three Hundred dollars ($429,300) per year, payable in accordance with the Company’s normal payroll practices, and agrees that such salary shall be reviewed at least annually, beginning with a review on or around the first anniversary of the Effective Date; provided however, that Executive’s Base Salary shall not be decreased at any time during the Term of Employment.  (Executive’s annual salary, as set forth above or as it may be increased from time to time as set forth herein, shall be referred to hereinafter as “Base Salary.”)

(b)           Performance Bonus.  Executive shall be eligible to receive an annual discretionary bonus (“Bonus”), targeted at 50% of Executive’s Base Salary, the achievement of such Bonus to be based on the satisfaction of criteria and performance standards as established in advance and agreed to by Executive and the Compensation Committee of the Board with respect to each 12 month period under this Agreement; provided, however, that the Bonus to be paid within 12 months from the Effective Date of this Agreement shall be based upon subjective performance criteria at the discretion of the Compensation Committee of the Board.  The Bonus, if any, should be paid no later than 60 days following the conclusion of such annual 12 month period.

(c)           Annual Long Term Incentive Compensation.  Executive shall be eligible to participate in the Company’s 2004 Stock Incentive Plan (“Plan”) and that any equity grant shall be subject to the terms and conditions of the Plan and the applicable award agreement reflecting such grant.  Notwithstanding the forgoing, for each 12 month period under this Agreement from the Effective Date, Executive shall be eligible for a grant of restricted common stock or restricted common stock units with an equivalent fair market value of 100% of Executive’s then current Base Salary.

(d)           Additional Payment.  Upon execution of this Agreement, Executive shall be entitled to an additional payment equal to a pro-rata amount of Executive’s Base Salary he would have otherwise received between the Execution Date and the Effective Date of this Agreement.

4.             Benefits During the Term of Employment.

(a)           Executive shall be eligible to participate in any life, health and long-term disability insurance programs, pension and retirement programs, stock and other equity or non-equity incentive compensation programs, and other fringe benefit programs made available to senior executive employees of the Company from time to time (subject, in the case of life, health and long-term disability insurance programs, to his qualifying under the terms of the insurance coverage), at a level commensurate with his position, and Executive shall be entitled to receive such other fringe benefits as may be granted to him from time to time by the Company’s Board of Directors.  In addition, Executive shall be entitled to receive a separate long term disability insurance policy in addition to the standard one offered to other employees as a fringe benefit.

(b)           Executive shall be allowed four weeks of vacation with pay and leaves of absence with pay on the same basis as other senior executive employees of the Company.

(c)           The Company shall reimburse Executive for reasonable business expenses incurred in performing Executive’s duties and promoting the business of the Company, including, but not limited to, reasonable entertainment expenses, travel and lodging expenses, following presentation of documentation in accordance with the Company’s business expense reimbursement policies.

(d)           In the event of a relocation of the primary place of employment by the Company at less than 50 miles but more than 25 miles from Executive’s place of employment as of the Effective Date (or such later place of employment as to which he agrees in writing to relocate), then the Board shall offer to Executive a relocation package consistent with relocation packages offered to other executives in similarly situated positions.

(e)           The Company shall pay or reimburse Executive up to two thousand dollars ($2,000) for his attorney’s legal fees and expenses for review of this Agreement and related documents.

(f)            The Company shall keep in effect, throughout the Term of Employment, a $1,000,000 term life insurance policy for Executive (subject to Executive’s continued eligibility therefor at a reasonable cost) under which Executive shall be entitled to designate the beneficiaries. Upon termination of employment for any reason, Executive shall assume payment for such policy as of the date of termination.

(g)           The Company shall keep in effect, throughout the Term of Employment, a disability insurance policy to cover Executive in the event of a disability, as defined under such policy or plan (subject to Executive’s continued eligibility therefor at a reasonable cost) under which Executive shall be entitled to designate the beneficiaries.  Upon termination of employment for any reason, Executive shall assume payment for such policy as of the date of termination.

5.             Term; Termination of Employment.

As used herein, the phrase “Term of Employment” shall mean the period ending on November 30, 2009 (the “Expiration Date”); provided, however, that as of (i) the Expiration Date and (ii) if applicable, the end of any Renewal Period (as defined below), the Term of Employment shall automatically be extended for additional two year periods (each a “Renewal Period”) unless either the Company or Executive provides 180 days’ prior written notice to the contrary.  If employment ends as a result of a notice of nonrenewal by either party, the cessation shall be treated as a contract expiration for purposes of Sections 5 and 6 and not as a termination without Cause or resignation for Good Reason; provided, however, that in the event of a Change in Control (as defined herein), the Expiration Date (or if the Company is in any Renewal Period, then the expiration date of such Renewal Period) shall reset to be the date which is two years’ following the date that the Change in Control was consummated.  Notwithstanding the foregoing, the Term of Employment shall expire on the first to occur of the following:

(a)           Termination by the Company.

(i)            Notwithstanding anything to the contrary in this Agreement, whether express or implied, the Company may, at any time, terminate Executive’s employment for any or no reason by giving Executive at least 90 days’ advance written notice of the effective date of termination.  Nothing in this section prevents the Company from removing Executive from service during the period, if any, between notice and effectiveness.

(ii)           “Cause” shall mean:

(I)            conviction of an offense involving an act of dishonesty, fraud or any other act of moral turpitude under the provisions of any Federal, State or local laws or ordinances, or using alcohol, narcotics or illegal drugs to such an extent that it repeatedly materially adversely affects Executive’s performance hereunder;

(II)           substantial and willful failure to perform specific and lawful written directives of the Board;

(III)         willful and knowing violation of any rules or regulations of any governmental or regulatory body that is materially injurious to the financial condition of the Company;

(IV)         conviction of or plea of guilty or nolo contendere to a felony or an act of moral torpitude; or

(V)           a material breach of the terms and conditions of this Agreement.

provided, however, that with regard to subclauses (II) or (V) above, Executive may not be terminated for Cause unless and until the Board has given him reasonable written notice of their intended actions and specifically describing the alleged events, activities or omissions giving rise thereto and with respect to those events, activities or omissions for which a cure is possible, 30 days to cure such breach; and provided further, however, that for purposes of determining whether any such Cause is present, no act or failure to act by Executive shall be considered “willful” if done or omitted to be done by Executive in good faith and in the reasonable belief that such act or omission was in the best interest of the Company and/or required by applicable law.

(iii)          For purposes of this Agreement (in particular Section 6), “Disability” shall mean that as a result of Executive’s incapacity due to physical or mental illness (as determined in good faith by a physician acceptable to the Company and Executive), (x) Executive shall have been absent from the full-time performance of his duties with the Company for 120 consecutive days during any 12 month period or (y) if a physician acceptable to the Company and Executive advises the Company that it is likely that Executive will be unable to return to the full-time performance of his duties for 120 consecutive days during the succeeding 12 month period.  In the event of Disability following the expiration of the 120 consecutive day period set forth in (x) or the determination by a physician in (y) above, then Company may immediately terminate Executive’s employment as set forth in Section 6(a).

(b)           Termination by Executive.

(i)            Notwithstanding anything to the contrary in this Agreement, whether express or implied, the Executive may terminate his employment with the Company at any time without Good Reason upon at least 30 days’ advance written notice of his intention to terminate his employment hereunder and with Good Reason upon at least 90 days’ advanced written notice of his intention to terminate his employment hereunder.

(ii)           “Good Reason” shall mean the occurrence of any of the following events, provided that the Executive gives written notice of his intent to resign pursuant to such event within 90 days following such occurrence and provided that such event is not fully corrected within 30 days following written notification by Executive to the Company that he intends to terminate his employment hereunder for one of the reasons set forth below:

(I)            a material breach by the Company of any provision of the Employment Agreement including, but not limited to, the assignment to Executive of any duties inconsistent with Executive’s position as President and CEO, the removal of Executive in such positions, a material change in title of Executive, or a material adverse alteration in the nature or status of Executive’s responsibilities; provided, however, Executive shall not be entitled to terminate pursuant to this clause (I) in the event Executive is still serving as the head of a corporate division with a substantially similar title and whose operations are substantially similar to the Company’s operations immediately prior to Executive’s decision to terminate employment;

(II)           a requirement that he relocate his primary place of employment by more than 50 miles from his place of employment as of the Effective Date (or such later place of employment as to which he agrees in writing to relocate); or

(III)         a material reduction in Executive’s then current Base Salary.

Executive must actually terminate his employment within 30 days following the Company’s failure to cure the applicable event to be treated as resigning for Good Reason.  Furthermore, for a period of six months following resignation for Good Reason, Executive shall make himself reasonably available to the Company and/or its Board for consultation at a mutually agreeable hourly rate.

6.             Salary and Benefits Upon Termination.

(a)           Accrued Amounts and Rights.  In the event of termination of employment, Executive shall receive all regular Base Salary due up to the date of termination, any accrued but unused vacation (if and to the extent consistent with the Company’s policies), any incurred but unreimbursed business expenses, and if it has not previously been paid to Executive, Executive shall be paid any Bonus due to Executive for any fiscal year ending prior to the effective date of such termination, any Bonus for the period in which termination occurred, prorated for the partial period, any rights under any benefit or equity plan, program or practice and his rights to indemnification and directors and officers liability insurance (the “Accrued Amounts and Rights”).  For purposes of this Section 6, “Base Salary” shall mean Executive’s regular rate of pay at the time of termination and shall not include bonus or incentive plans, overtime pay, relocation allowances or the value of any other benefits for which Executive may be eligible and shall be before any deferrals.  Nothing in this Agreement shall be construed as giving

Executive any additional rights relating to options other than those described in this Agreement or the respective grants.  Executive’s right to severance benefits, if any, shall be governed by the terms of this Agreement.  Section 6 provides the sole and exclusive agreement concerning severance benefits for Executive in the event of a termination and replaces any and all prior plans, policies and practices relating to severance pay that may exist now or may have existed in the past, but does not revise any option or other equity plans or arrangements.

(b)           Further Effect of Termination on Board and Officer Positions.  If Executive’s employment ends for any reason, Executive agrees that he will cease immediately to hold any and all officer or director positions he then has with the Company or any subsidiary, absent a contrary direction from the Board (which may include either a request to continue such service or a direction to cease serving upon notice without regard to whether his employment has ended), except to the extent that Executive reasonably and in good faith determines that ceasing to serve as a director would breach his fiduciary duties to the Company.  Executive hereby irrevocably appoints the Company to be his attorney to execute any documents and do anything in his name to effect his ceasing to serve as a director and officer of the Company and any subsidiary, should he fail to resign following a request from the Company to do so.  A written notification signed by a director or duly authorized officer of the Company that any instrument, document or act falls within the authority conferred by this clause will be conclusive evidence that it does so.

(c)           Responsibility for Benefits.  The Company will pay the entire cost of all benefits provided under Sections 6(a) and 6(d)(i) of this Agreement, solely from its general assets.  The benefits made available by those provisions are “unfunded.”

(d)           Payment of Benefits

(i)            In the event Executive’s employment is (I) terminated by the Company other than for Cause (and excluding Disability and death) or (II) terminated by the Executive for Good Reason or (III) terminated by the Company within 18 months following a Change in Control (as defined below) and other than for Cause (and excluding Disability and death) or (IV) the Executive terminates employment within 18 months following a Change in Control and for Good Reason, Executive shall receive the following severance benefits upon his satisfaction of the condition in subsection (e) hereof and subject to subsection (g) hereof: an amount equal to 24 months of the Executive’s prior year’s Base Salary and Bonus (together with, if the termination is by the Company, a payment of base salary with respect to the positive difference, if any, between 60 and the days of advance notice given by the Company), paid in installments over a 12 month period in accordance with the regular payroll timing, with payment to begin on the payroll date next following or coinciding with the date 60 days after employment ends; provided, however, that any amounts due after December 31, 2008 shall, to the extent permitted by Section 409A of the Internal Revenue Code of 1986 (the “Code”) and after compliance with subjection (e) hereof and at the election of the Company, be paid in a single lump sum on the later of the first business day of January

2009 or the 60th day after employment ends.  Notwithstanding the foregoing, if the Company has the required funds to pay the benefits under this Section 6(d) in a single lump sum payment, then the Company shall elect to pay such amount in the single lump sum payment.  If Executive’s employment is terminated by reason of (III) or (IV) above, then Executive shall be entitled to a lump sum payment provided that the conditions above are met.

(ii)           In the event Executive’s employment is terminated (whether by the Company or by Executive) as described in subsection (d)(i) above or by death or Disability, the Executive and his spouse and dependents shall be entitled to continue to be covered by the Company’s group medical plan as described in Section 4(a) hereof as provided under COBRA continuation requirements (if applicable) and the Company will pay the premiums for such coverage for the shorter of the first 24 months of such coverage or his period of COBRA eligibility (whichever is shorter).

(e)           Conditions to Receipt of Benefits.  Upon the occurrence of an event described in Section 6(d) above, Executive will be eligible for severance benefits hereunder only if Executive executes and delivers to the Company a Settlement Agreement and Release of the Company in a form prepared by the Company, which will include a general release of known and unknown claims, a return of Company Property, nondisparagement and a requirement to cooperate regarding any future litigation, as set forth in Exhibit 1 attached hereto.

(f)            Termination Events Not Covered.  Except as specifically set forth in this Agreement, the Company shall not pay Executive severance benefits under this Agreement if:

(i)            Executive dies during the term of his employment;

(ii)           Executive’s employment is terminated for Cause or Disability, as defined herein;

(iii)          Executive terminates his employment with Company for a reason other than Good Reason as defined herein; or

(iv)          Executive revokes his agreement to release the Company from any and all claims related to his employment pursuant to the Settlement Agreement and Release executed in satisfaction of Section 6(e) hereof.

(g)           Tax Treatment; Section 409A.  Executive’s severance benefits shall be subject to mandatory withholding, including federal, state and local income taxes, as well as FICA and withholding for applicable insurance premiums.  If and to the extent any portion of any payment, compensation or other benefit provided to Executive in connection with his “separation from service” as determined under Section 409A of Code is determined to constitute “nonqualified deferred compensation” within the meaning of Code Section 409A and the Employee is a specified employee as defined in Code Section

409A(a)(2)(B)(i), as determined by the Company in accordance with its procedures, by which determination Executive hereby agrees that he is bound, such portion of the payment, compensation or other benefit shall not be paid before the day that is six months plus one day after the date of separation from service (the “New Payment Date”), except as Section 409A may then permit.  The aggregate of any payments that otherwise would have been paid to Executive during the period between the date of separation from service and the New Payment Date shall be paid to Executive in a lump sum on such New Payment Date, and any remaining payments will be paid on their original schedule.  For purposes of this Agreement, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Section 409A, and any payments described in Section 6 that are due within the “short term deferral period” as defined in Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise.  Neither the Company nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.  This Agreement is intended to comply with the provisions of Section 409A and the Agreement shall, to the extent practicable, be construed in accordance therewith.  Terms defined in the Agreement shall have the meanings given such terms under Section 409A if and to the extent required to comply with Section 409A.  Notwithstanding the foregoing, to the extent that the Agreement or any payment or benefit hereunder shall be deemed not to comply with Section 409A, then neither the Company, the Board nor its or their designees or agents shall be liable to Executive or any other person for any actions, decisions or determinations made in good faith.

(h)           Parachute Treatment.  The Company will make the payments under or referenced by this Agreement without regard to whether the deductibility of such payments (or any other payments or benefits) would be limited or precluded by Section 280G of the Code and without regard to whether such payments would subject Executive to the federal excise tax levied on certain “excess parachute payments” under Section 4999 of the Code; provided, however, that if the Total After-Tax Payments (as defined below) would be increased by the reduction or elimination of any payment and/or other benefit (including any vesting of equity compensation) under this Agreement or otherwise in connection with a covered Change In Control, then the amounts payable will be reduced or eliminated as follows: (i) first, by reducing or eliminating any cash payments or other benefits (other than the vesting of the options) and (ii) second, by reducing or eliminating the vesting of the equity that occurs as a result of an event covered by Section 280G of the Code, to the extent necessary to maximize the Total After-Tax Payments.  The Company’s independent, certified public accounting firm will determine whether and to what extent payments or vesting under this Agreement are required to be reduced in accordance with the preceding sentence. If there is an underpayment or overpayment under this Agreement (as determined after the application of this paragraph), the amount of such underpayment or overpayment will be immediately paid to Executive or refunded by Executive, as the case may be, with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.  For purposes of this Agreement, “Total After-Tax Payments” means the total of all “parachute payments” (as that term is defined in Section 280G(b)(2) of the Code) made to or for the benefit of Executive (whether made under the Agreement or otherwise), after reduction for all applicable federal taxes (including, without limitation, the tax described in Section 4999 of the Code).

(i)            For purposes of this Agreement, “Change in Control” of the Company means the occurrence of one of the following events:

(a)           individuals who, on the Effective Date, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the Effective Date whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be an Incumbent Director;

(b)           any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the “Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes, after the Effective Date, a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that an event described in this paragraph (b) shall not be deemed to be a Change in Control if any of following becomes such a beneficial owner:  (A) the Company or any majority-owned subsidiary (provided, that this exclusion applies solely to the ownership levels of the Company or the majority-owned subsidiary), (B) any tax-qualified, broad-based employee benefit plan sponsored or maintained by the Company or any majority-owned subsidiary, (C) any underwriter temporarily holding securities pursuant to an offering of such securities, or (D) any person pursuant to a Non-Qualifying Transaction (as defined in paragraph (c));

(c)           the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its subsidiaries that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (A) 50% or more of the total voting power of (x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting

Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, or (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of more than 50% of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least a majority of the members of the board of directors of the Parent Corporation (or if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”); or

(d)           Stockholder approval of a liquidation or dissolution of the Company, unless the voting common equity interests of an ongoing entity (other than a liquidating trust) are beneficially owned, directly or indirectly, by the Company’s shareholders in substantially the same proportions as such shareholders owned the Company’s outstanding voting common equity interests immediately prior to such liquidation and such ongoing entity assumes all existing obligations of the Company under this Agreement.

Notwithstanding the foregoing, a Change in Control of the Company shall not be deemed to occur solely because any person acquires beneficial ownership of more than 50% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that, if after such acquisition by the Company such person becomes the beneficial owner of Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur.

7.             Confidentiality; Non-Competition; Solicitation of Clients and Solicitation of Employees.

(a)           During the Term of Employment and at all times thereafter, Executive shall not, except as he deems necessary or desirable in good faith discretion to perform his duties hereunder or as required by applicable law, disclose to others or use, whether directly or indirectly, any Confidential Information regarding the Company.  “Confidential Information” shall mean information about the Company, its subsidiaries and affiliates, and their respective clients and customers that is not available to the general public or generally known in the industry and that was learned by Executive in the course of his employment by the Company, including (without limitation) (i) any proprietary knowledge, trade secrets, ideas, processes, formulas, developments, designs, techniques, data, formulae, and client and customer lists and all papers, resumes, records (including computer records), (ii) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers, (iii) information regarding the skills and compensation of other employees of Company, and (iv) the documents containing such Confidential Information.  Executive’s rolodex and similar address books shall not be deemed Confidential Information if and to the extent they contain only the names and contact information he has personally used while employed (or acquired prior to employment hereunder) and no other information that would otherwise be Confidential Information.  Upon the termination of employment for any reason whatsoever, Executive shall promptly deliver to the Company all documents, slides, computer tapes and disks (and all copies thereof) containing any Confidential Information.

(b)           Executive agrees and understands that Company has received, and in the future will receive, from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  During the term of Executive’s employment and thereafter, Executive will hold Third Party Information in the strictest of confidence and will not disclose (to anyone other than Company personnel who Executive in good faith determines need to know such information in connection with their work for Company), or use, except in connection with his duties for Company, Third Party Information unless required by legal process.

(c)           Executive, without the prior written consent of Company, will not at any time, during the Term of Employment and so long thereafter as Executive is an employee of Company (such period, the “Restricted Period”), directly or indirectly:  (i) compete with Company in any manner within the United States or within any other country, territory or possession where Company operates (collectively the aforementioned geographic areas are hereinafter referred to as the “Territory”); (ii) be employed by or serve as an employee, agent, officer, representative, director of, or as a consultant to any individual, firm, partnership, corporation, association, enterprise, organization, or other entity, person or business that competes with Company in any manner within the Territory; provided, however, that, without limitation of the foregoing, Executive may serve on the board of directors of Regent’s Secret Inc. and Woodford Industries Inc.; or (iii) acquire or own in any manner any interest in, or loan any amount to, any individual, firm, partnership, corporation, association, enterprise, organization, or other entity, person, or business that competes with Company in any manner within the Territory, except the Executive may own equity or debt interests in Regent’s Secret Inc. and Woodford Industries Inc. or up to one percent (1%) of any class of issued and outstanding securities of a competitive corporation whose shares are regularly traded on a national securities exchange or on the over-the-counter market.

(d)           During the Restricted Period and a two-year period following the expiration of the Restricted Period, Executive will not (i) solicit any of Company’s employees to join a business competitive with Company, or (ii) induce or attempt to induce any Company employee to terminate his or her employment for the purpose of becoming employed by Executive or a third party.

(e)           During the Restricted Period and a two-year period following the expiration of the Restricted Period, Executive will not use any confidential information of the Company (other than the identity of its customers) or of any customer of the Company to solicit any customer or supplier of Company, or any company that refers customers to Company, to withdraw, curtail or divert any of that third party’s business from Company or to acquire or obtain from a third party any goods or services that are competitive with the goods and services offered by Company.

(f)            Nothing in this Section 7 shall limit Executive’s right, after the Restricted Period, to own, manage, operate, control, participate in, or otherwise carry on, directly or indirectly (whether as owner, lender, director, officer, employee, principal, agent, independent contractor or otherwise) a business that competes with Company’s business, and general advertising not directed at Company’s employees or customers shall not be deemed to violate this Section 7.  Executive further agrees that, during the Restricted Period, he will not, directly or indirectly, knowingly assist or encourage any other person in carrying out, directly or indirectly, any activity that would be prohibited by the above provisions of this Section 7 if such activity were carried out by Executive, either directly or indirectly, and Executive agrees that he will not, directly or indirectly, knowingly induce any employee of Company to carry out, directly or indirectly, any such activity.

8.             Return of Company Documents.  In the event Executive leaves the employment of Company for whatever reason, Executive agrees to deliver to Company any and all notes, memoranda, devices, software, databases and documents, together with all copies thereof, and any other material containing or disclosing any Third Party Information or Confidential Information of Company promptly upon the request of the Company.

9.             Taxes.  All payments to be made to Executive under this Agreement will be subject to any applicable withholding of federal, state and local income and employment taxes.

10.           Miscellaneous.  This Agreement shall also be subject to the following miscellaneous considerations:

(a)           Executive and the Company each represent and warrant to the other that he or it has the authorization, power and right to deliver, execute, and fully perform his or its obligations under this Agreement in accordance with its terms.

(b)           This Agreement contains a complete statement of all the arrangements between the parties with respect to Executive’s employment by the Company.  This Agreement can only be changed or modified pursuant to a written instrument duly executed by each of the parties hereto.  Executive acknowledges that no representation, promise or inducement has been made other than as set forth in the Agreement, and that he does not enter into this Agreement in reliance upon any representation, promise or inducement not set forth herein.  The Agreement supersedes all prior and existing negotiations, agreements and understandings of any kind with respect to the subject matter and contains all of the terms and provisions of the agreement between Executive and the Company with respect to the subject matter hereof.  Any representation, promise or condition, whether written or oral, not specifically incorporated herein, shall be of no binding effect.

(c)           If any provision of this Agreement or any portion thereof is declared invalid, illegal, or incapable of being enforced by any court of competent jurisdiction, the remainder of such provisions and all of the remaining provisions of this Agreement shall continue in full force and effect.

(d)           This Agreement shall be governed by and construed in accordance with the internal, domestic laws of the State of California.

(e)           The Company may assign this Agreement to any parent of the Company that owns all of the stock of the Company.  The Company shall assign this Agreement to any successor (whether by merger, consolidation, purchase or otherwise) of all or substantially all of the stock, assets or business of the Company and this Agreement shall be binding upon and inure to the benefit of such successors and assigns, and the Company shall cause such successor promptly delivers to Executive a written assumption of the obligations hereunder.  Except as expressly provided herein, Executive may not sell, transfer, assign, or pledge any of his rights or interests pursuant to this Agreement, provided that any amounts due hereunder shall, upon Executive’s death, be paid to his estate unless Executive has designated a beneficiary therefor in accordance with any applicable plan.

(f)            Any rights of Executive hereunder shall be in addition to any rights Executive may otherwise have under benefit plans of the Company to which he is a party or in which he is a participant, including, but not limited to, any Company-sponsored employee benefit plans.  Provisions of this Agreement shall not in any way abrogate Executive’s rights under such other plans.

(g)           For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or by email or by overnight service or delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed to the Company at its executive office or the Executive at the address on the records of the Company; provided that all notices to the Company shall be directed to the attention of the Chairman of the Board of Directors with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

(h)           Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

(i)            Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

(j)            This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

11.           Legal and Equitable Remedies.  Because the Executive’s services are personal and unique, and because the Executive will have access to and become acquainted with Confidential Information of Company, Company will have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief in any court of competent jurisdiction, without prejudice to any other rights and remedies that Company may have for a breach of this Agreement.

12.           Survival of Provisions.  The executory provisions of this Agreement will survive the termination of this Agreement or the assignment of this Agreement by Company to any successor in interest or other assignee.  For this purpose, executory provisions include but are not limited to the medical coverage described in Section 4(a) (other than in the event of a termination for Cause).

13.           Indemnification.  The Executive shall be indemnified to the fullest extent permitted by law with regard to actions or inactions taken as an officer or director of the Company or any affiliate or as a fiduciary of any benefit plan.  The Executive shall be covered by directors and officers liability insurance with regard to the foregoing to the highest extent of any other officer or director both during his service to the Company and thereafter while any liability may exist.

Signatures on Page Following

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

EXECUTIVE		JOE’S JEANS INC.

By:	/s/ Marc Crossman	By:	/s/Kent Savage
Name:	Marc Crossman	Name:	Kent Savage
		Title:	Chairman, Compensation and Stock
Option Committee

Exhibit 1

GENERAL RELEASE

THIS GENERAL RELEASE (this “Release”) is entered into effective as of                                 , 200  , (the “Effective Date”) by and between Joe’s Jeans Inc., a Delaware corporation, having its principal offices at 5901 S. Eastern Avenue, Commerce, California, 90040 (the “Company”), and Marc B. Crossman (“Executive”), with reference to the following facts:

RECITALS

A.            The parties entered into an Executive Employment Agreement, dated with an effective date as of December 1, 2007 (the “Employment Agreement”), pursuant to which the parties agreed that upon the occurrence of certain conditions, Executive would become eligible for certain termination payments (as provided for in Section 6 of the Employment Agreement) in exchange for Executive’s release of the Company from all claims which Executive may have against the Company as of the termination date.  Capitalized terms not otherwise defined herein shall have the respective meanings ascribed to them in the Employment Agreement.  Executive acknowledges that the consideration recited in this Release is in addition to anything to which Executive may otherwise be entitled.

B.            The parties desire to dispose of, fully and completely, all claims, which Executive may have against the Company, in the manner set forth in this Release.

AGREEMENT

1.             Executive waives and releases Company and its partners, officers, directors, shareholders, agents, employees, attorneys, successors, assigns, affiliates, related organizations and related employee benefit plans (collectively referred to herein as “Releasees”) with respect to any and all claims, rights, and causes of action, known or unknown, that Executive may have or claim to have had against any of them, based on any act, occurrence, or omission from the beginning of time to and including the date this Release was executed, including, but not limited to, any and all claims, rights, and causes of action arising out of or in any way connected with Executive’s employment with, or termination of employment from the Company, and arising under federal, state and/or local laws such as Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the California Fair Employment and Housing Act, the California Labor Code, the California Constitution, and ERISA, and the common law (hereinafter referred to as “the Released Claims”).  Notwithstanding the foregoing, this Release shall not apply to (i) any claims for any amounts which shall be paid to Executive following the execution hereof pursuant to the terms of Section 6 of the Employment Agreement; (b) any claims for indemnification under Section 13 of the Employment Agreement; (c) claims of the Executive as a stockholder or optionholder of the Company or otherwise relating to or arising out of any agreements relating thereto or to the acquisition of any shares, options or other equity interests in the Company; and (d) claims under any employee benefit plan (other than for wages and bonuses to the extent they may be considered an employee benefit plan) of the Company (collectively, the “Surviving Claims”).

2.             Executive promises not to file any law suits in any court or any demand for arbitration against any of the Releasees with respect to the Released Claims.  Executive affirms that, except for the Surviving Claims,  Executive has been paid and/or has received all leave (paid or unpaid), compensation, wages, commissions, vacation pay, severance pay, bonuses, commissions, reimbursements, benefits, and other monies to which Executive may have been entitled and that, except for the termination payments, no other leave (paid or unpaid), compensation, wages, commissions, vacation pay, severance pay, bonuses, commissions, reimbursements, benefits, and/or other monies are due Executive.  Executive also acknowledges that the termination payment is in excess of any payment to which Executive otherwise was entitled.

3.             Executive acknowledges that Executive is familiar with and understands the provision of Section 1542 of the California Civil Code, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

Being aware of that Code Section, Executive expressly waives and relinquishes any rights or benefits Executive may have thereunder, as well as any other state or federal statutes or common law principles of similar effect.

4.             A.            Executive warrants that neither Executive, nor anyone acting on Executive’s behalf, has filed any claim, charge or action against any of the Releasees with respect to any of the Released Claims.

B.            Nothing in this Release shall affect (i) Executive’s rights, if any, to indemnification under Labor Code Section 2802, (ii) Executive’s rights to file claims for workers’ compensation or unemployment insurance benefits, or (iii) Executive’s rights to file charges of discrimination with any state or federal administrative agency alleging violations of state or federal anti-discrimination laws, with the understanding and agreement that Executive may not accept any money or anything of economic value as a result of having filed such charges.  Finally, Executive agrees that, if any of the Released Claims are brought on Executive’s behalf or for Executive’s benefit in a court or administrative agency, Executive waives and agrees not to accept any award of money or other damages as a result of such claim.

5.             This Release is executed voluntarily and without any duress or undue influence.  Executive acknowledges he has read this Release and executed it with his full and free consent.  No provision of this Release shall be construed against any party by virtue of the fact that such party or its counsel drafted such provision or the entirety of this Release.

6.             This Release is made and entered into in the State of California and accordingly the rights and obligations of the parties hereunder shall in all respects be construed, interpreted, enforced and governed in accordance with the laws of the State of California as applied to contracts entered into by and between residents of California to be wholly performed within California, without regard to conflicts of law principles.

7.             Executive is hereby advised to consult with an attorney prior to executing this Release.  Executive is hereby advised that Executive has 21 calendar days to consider whether to sign this Release before signing it and that Executive has 7 calendar days to revoke the Release subsequent to the time Executive signed it.  Accordingly, unless Executive has timely revoked acceptance of this Release, this Release shall become effective the eighth day after the date of Executive’s signature.

8.             If any part, term or provision of this Release is found to be illegal or invalid, such illegality or invalidity shall not affect the validity of the remainder of the Release.  This Release constitutes the entire agreement and understanding concerning the matters addressed herein and replaces all prior discussions and agreements, and may only be modified by a writing signed by all of the parties.

9.             Any party who asserts that there exists any dispute, controversy or claim arising out of or relating to this Agreement or the employment relationship (including claims of discrimination, wrongful termination, tort claims and claims based on any statutory or constitutional provision), may only do so by final and binding arbitration in accordance with the then current employment dispute rules of the American Arbitration Association.  The arbitration will be conducted in Los Angeles County, California, before and subject to the administrative procedures of JAMS Endispute.  The arbitrator will be a neutral, experienced arbitrator who is a retired judge and licensed to practice law in California.  The arbitrator will be jointly selected by the parties or, if necessary, designated by JAMS Endispute in accordance with its procedures.  Executive and the Company each knowingly waives the right to a jury trial in a court of law with respect to claims subject to arbitration.  All fees of the arbitrator will be paid by the Company.  All other costs and expenses associated with the arbitration, such as attorneys’ fees and witness’ fees, will be paid by the party that incurs those costs and expenses, except to the extent that a party is entitled to recover those costs or expenses under applicable law.  The arbitrator will have the power to summarily adjudicate claims and/or enter summary judgment in appropriate cases and to apply any applicable statutes of limitation, and the decision of the arbitrator will be final and binding and may be confirmed in court.  The arbitrator’s decision will be in writing.  A petition to compel arbitration or to confirm, modify or vacate an arbitration award may be brought pursuant to applicable federal or California state arbitration statutes, or both.  Subject to the provisional remedies, if any, provided for under applicable state or federal law, which either party may pursue in court, arbitration will be the exclusive remedy for resolving any such arbitrable disputes, and the decision of the arbitrator will be final and binding on all parties, subject to review only in accordance with applicable state or federal law.  The decision of the arbitrator may be reduced to an enforceable court judgment by the prevailing party in the arbitration, and the Federal Arbitration Act (FAA) will govern this paragraph.

Dated: , 200
Executive

Dated: , 200
Company